EXHIBIT 15.1

CONTACT

Yue Ming Wai Bonaventure, Chief Financial Officer

011-852-2810-7205 or bonyue@chnr.net

FOR IMMEDIATE RELEASE

CHINA NATURAL RESOURCES RECEIVES

NASDAQ DEFICIENCY NOTICE

HONG KONG, MARCH 30, 2020 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR), a company based in the People's Republic of China, today announced that, on March 24, 2020, it received written notice from the Listing Qualifications department of Nasdaq Regulation (the "Notice") that the Company is not in compliance with the minimum market value of listed securities (“MVLS”) requirement set forth in Nasdaq Rule 5550(b)(2). The Nasdaq Rule requires listed securities to maintain a minimum MVLS of $35 million and, based upon the closing bid price of the Company’s common shares during a 30 consecutive business day measurement period, the Company did not meet this requirement.

The Notice states that the Company is being provided 180 calendar days (until September 21, 2020) in which to regain compliance. If at any time during this compliance period the MVLS closes at or above $35 million for a minimum of ten consecutive business days, or the Company demonstrates compliance with one of the alternative continued listing standards, Nasdaq will provide the Company with written confirmation of compliance and the matter will be closed. In the event the Company does not regain compliance with Rule 5550(b)(2), or satisfy one of the alternative continued listing standards, prior to expiration of the 180-calendar day compliance period, Nasdaq will provide the Company with written notification that its securities are subject to delisting from The Nasdaq Capital Market. At that time, the Company may appeal the delisting determination to a Hearings Panel.

About China Natural Resources, Inc.:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiary in the PRC, is currently engaged in (a) the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver and other nonferrous metals; and (b) copper ore trading in the PRC.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to our policies regarding investments, dispositions, financings, conflicts of interest and other matters; and trends affecting the Company's financial condition or results of operations. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement. Among the risks and uncertainties that could cause our actual results to differ from our forward-looking statements are: our intent, belief and current expectations as to business operations and operating results; uncertainties regarding the governmental, economic and political circumstances in the People’s Republic of China; uncertainties associated with metal price volatility; uncertainties related to our ability to fund operations; uncertainties associated with our reliance on third-party contractors; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties associated with the effects that pandemics, epidemics and other health conditions may have on local and world governments, economies and societies; and other risks detailed from time to time in our filings with the SEC, including without limitation the information contained in our Annual Reports on Form 20-F under the heading "Risk Factors." While management believes that its assumptions forming the bases for forward-looking statements are reasonable, assumed facts or bases generally vary from actual results, and there can be no assurance that the expectations or beliefs expressed in our forward-looking statements will be achieved or accomplished.